EXHIBIT 23.6

250 WEST 55TH STREET NEW YORK, NY 10019-9601 TELEPHONE: 212.468.8000 FACSIMILE: 212.468.7900 WWW.MOFO.COM	morrison foerster llp beijing, berlin, brussels, denver, hong kong, london, los angeles, new york, northern virginia, palo alto, san diego, san francisco, shanghai, singapore, tokyo, washington, d.c.

April 27, 2017

Bank of Montreal
100 King Street West
1 First Canadian Place
Toronto, Ontario
Canada, M5X 1A1

Re: Bank of Montreal - Medium-Term Notes, Series D

Ladies and Gentlemen:

Bank of Montreal, a bank organized under the laws of Canada (the “Bank”), is filing with the Securities and Exchange Commission (the “Commission”) a Registration Statement on Form F-3, file number 333-217200, for the purpose of registering under the Securities Act of 1933, as amended, among other securities, the Company's Senior Medium-Term Notes, Series D (the “Notes”), to be issued from time to time pursuant to the Indenture, dated as of January 25, 2010 between the Bank and Wells Fargo Bank, National Association (the “Trustee”).

We hereby consent to any reference to us, in our capacity as special tax counsel to the Bank, or any opinion of ours delivered in that capacity in a product supplement, product prospectus supplement or pricing supplement relating to the offer and sale of any particular Note or Notes prepared and filed by the Bank with the Commission on this date or a future date.

In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Morrison & Foerster LLP